Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Director of Investor Relations, or
Katherine L. Johnston, Manager of Investor Relations
(617) 796-8234
www.snhreit.com

Senior Housing Properties Trust Announces Results for the Periods Ended June 30, 2008

Newton, MA  (August 7, 2008):  Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter and six months ended June 30, 2008, as follows:

Results for the quarter ended June 30, 2008:

Net income was $21.7 million, or $0.22 per share, for the quarter ended June 30, 2008, compared to net income of $20.6 million, or $0.25 per share, for the quarter ended June 30, 2007.  Net income for the quarter ended June 30, 2008 includes an impairment of assets charge of $2.9 million, or $0.03 per share, related to one property that we intend to sell in 2008.

Funds from operations (FFO) for the quarter ended June 30, 2008 were $41.2 million, or $0.41 per share. This compares to FFO for the quarter ended June 30, 2007 of $34.0 million, or $0.41 per share.

The weighted average number of common shares outstanding totaled 100.3 million and 83.6 million for the quarters ended June 30, 2008 and 2007, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO is set forth below.

Results for the six months ended June 30, 2008:

Net income for the six months ended June 30, 2008 was $45.0 million, or $0.47 per share, compared to net income of $38.2 million, or $0.46 per share, for the six months ended June 30, 2007.  Net income for the six months ended June 30, 2008 includes an impairment of assets charge of $2.9 million, or $0.03 per share, related to one property that we intend to sell in 2008.  Net income for the six months ended June 30, 2007 includes a loss of $2.0 million, or $0.02 per share, related to the early retirement of $20.0 million of SNH’s 8 5/8% senior notes due 2012.

FFO for the six months ended June 30, 2008, was $79.5 million, or $0.83 per share. This compares to FFO for the six months ended June 30, 2007 of $65.0 million, or $0.79 per share. FFO for the six months ended June 30, 2007 includes a loss of $1.8 million, or $0.02 per share, related to the early retirement of the senior notes due 2012 described above.

The weighted average number of common shares outstanding totaled 95.7 million and 82.2 million for the six months ended June 30, 2008 and 2007, respectively.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

A reconciliation of FFO to net income determined according to U.S. generally accepted accounting principles, or GAAP, is set forth below.

Investing Activities and Subsequent Events:

In May 2008, we entered into a series of agreements to acquire 48 medical office, clinic and biotech laboratory buildings for an aggregate purchase price of approximately $565.0 million.  We expect the closings of these acquisitions to occur over the next three quarters. During June 2008, we acquired five of these medical office, clinic and biotech laboratory buildings for approximately $83.8 million, excluding closing costs. On July 9, we acquired three additional medical office and clinic properties for approximately $39.1 million, excluding closing costs. We funded these acquisitions using cash on hand and assumed three mortgage loans on two properties totaling $10.8 million.

On June 30, 2008, we realigned our three leases with Five Star Quality Care, Inc., or Five Star.  Lease no. 1 now includes 100 properties, including nine properties acquired during the first quarter of 2008. This lease includes independent living communities, assisted living communities and skilled nursing facilities, and expires in 2022. Lease no. 2 now includes 32 properties, including independent living communities, assisted living communities, skilled nursing facilities and two rehabilitation hospitals, and expires in 2026. Lease no. 3 now includes 33 properties, including 10 properties acquired during the first quarter of 2008; this lease includes independent living communities, assisted living communities and skilled nursing facilities, and expires in 2024. The rent payable by Five Star to us is unchanged as a result of this lease realignment and the increased rent payable, if and as we purchase improvements to the leased properties, will be the greater of 8.0% per annum or the 10 year Treasury rate plus 300 basis points.

On July 1, 2008, we sold three assisted living properties with 259 living units that were formerly operated by NewSeasons Assisted Living Communities, Inc., or NewSeasons, to Five Star for $21.4 million and Five Star assumed the NewSeasons and Independence Blue Cross lease obligations to SNH for the remaining seven properties that were formerly operated by NewSeasons. The rent payable by Five Star for these seven properties is approximately $7.6 million per annum under a separate lease between us and Five Star which we call our Five Star lease no. 4.

On August 1, 2008, we acquired, from an unaffiliated party, two senior living properties with a total of 112 units for approximately $14.1 million, excluding closing costs.  The properties have been leased to Five Star until 2024 under our Five Star lease no. 3 described above and rent under that lease was increased by $1.1 million.  Percentage rent, based on increases in gross revenues at these properties, will commence in 2010.  We funded this acquisition using cash on hand.

In June 2008, we agreed to purchase, from an unaffiliated party, eight senior living properties with a total of 451 units for approximately $62.7 million.  This acquisition has not closed as of the date of this press release.  We intend to lease these properties to Five Star and to add them to lease no. 3 with Five Star, as described above, for a term expiring in 2024, and we expect the annual rent under this lease will increase by approximately $5.0 million.  We expect percentage rent, based on increases in gross revenues at these properties, will commence in 2010.  We expect to fund this acquisition using cash on hand and by assuming 15 mortgages on these eight properties for a total of $50.5 million at a weighted average interest rate of 6.54% per annum maturing in 2017.  The purchase of these properties is contingent upon our and Five Star’s completion of diligence, other customary closing conditions and the approval of mortgage lenders.  We can provide no assurance that we will purchase or lease these properties.

Conference Call:

On Thursday, August 7, 2008, at 1:00 p.m. Eastern Time, David J. Hegarty, President and Chief Operating Officer, and Richard A. Doyle, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the second quarter ended June 30, 2008.  The conference call telephone number is 888-713-4502. Participants calling from outside the United States and Canada should dial 913-312-4373. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 4:00 p.m. Eastern Time, Thursday, August 14, 2008. To hear the replay, dial 719-457-0820. The replay pass code is 3499994.

A live audio web cast of the conference call will also be available in listen only mode on the SNH web site. Participants wanting to access the webcast should visit the web site about five minutes before the call. The archived webcast will be available for replay on the SNH web site for about one week after the call.

Supplemental Data:

A copy of SNH’s Second Quarter 2008 Supplemental Operating and Financial Data is available for download from the SNH website, www.snhreit.com.

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns 228 properties located in 34 states.  SNH is headquartered in Newton, Massachusetts.

Senior Housing Properties Trust

Financial Information

(in thousands, except per share data)

Income Statement:

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Rental income	$52,680	$44,406	$101,663	$88,708
Interest and other income	710	556	1,280	1,006
Total revenues	53,390	44,962	102,943	89,714
Expenses:
Interest	9,810	9,160	19,328	19,053
Depreciation	14,275	11,704	27,298	23,299
General and administrative	4,685	3,449	8,381	7,165
Impairment of assets (1)	2,940	—	2,940	—
Loss on early extinguishment of debt(2)	—	—	—	2,026
Total expenses	31,710	24,313	57,947	51,543
Net income	$21,680	$20,649	$44,996	$38,171

Weighted average shares outstanding	100,302	83,649	95,691	82,240
Per share data:
Net income	$0.22	$0.25	$0.47	$0.46

Balance Sheet:

	At June 30, 2008	At December 31, 2007
Assets
Real estate properties	$2,313,697	$1,940,347
Less accumulated depreciation	351,189	323,891
	1,962,508	1,616,456
Cash and cash equivalents	185,940	43,521
Restricted cash	3,555	3,642
Deferred financing fees, net	4,999	5,974
Acquired real estate leases, net	14,039	2,387
Other assets	28,024	29,914
Total assets	$2,199,065	$1,701,894

Liabilities and Shareholders’ Equity
Unsecured revolving bank credit facility	$—	$—
Senior unsecured notes, net of discount	321,945	321,873
Secured debt and capital leases	91,515	104,979
Total debt	413,460	426,852
Acquired real estate lease obligations, net	5,795	4,216
Other liabilities	26,634	21,416
Total liabilities	445,889	452,484
Shareholders’ equity	1,753,176	1,249,410
Total liabilities and shareholders’ equity	$2,199,065	$1,701,894

(1)          During the three and six months ended June 30, 2008, we recognized an impairment of assets charge of $2.9 million related to one property that we intend to sell in 2008.

(2)          In January 2007, we purchased and retired $20.0 million of our 8 5/8% senior notes due 2012, and we paid a premium of $1.8 million and wrote off $276,000 of deferred financing fees and unamortized discount related to these senior notes.

Senior Housing Properties Trust

Funds from Operations

(in thousands, except per share data)

Calculation of Funds from Operations (FFO) (1):

		Quarter Ended June 30,		Six Months Ended June 30,
		2008	2007	2008	2007
Net income		$21,680	$20,649	$44,996	$38,171
Add:	Depreciation expense	14,275	11,704	27,298	23,299
	Impairment of assets (2)	2,940	—	2,940	—
	Loss on early extinguishment of debt	—	—	—	2,026
	Deferred percentage rent (3)	2,300	1,661	4,250	3,261
Less:	Loss on early extinguishment of debt settled in cash (4)	—	—	—	(1,750)
FFO		$41,195	$34,014	$79,484	$65,007

Weighted average shares outstanding		100,302	83,649	95,691	82,240

FFO per share		$0.41	$0.41	$0.83	$0.79
Distributions declared		$0.35	$0.34	$0.70	$0.68

(1)          We compute FFO as shown in the calculation above. This calculation begins with income from continuing operations or, if that amount is the same as net income, with net income, which we believe is the closest U.S. generally accepted accounting principles, or GAAP, measure of our performance.  Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO because we include deferred percentage rent in FFO as discussed in Note (3) below, and we exclude loss on early extinguishment of debt not settled in cash from FFO.  We consider FFO to be an appropriate measure of performance for a real estate investment trust, or REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gain or loss on sale of properties, FFO can facilitate a comparison of our current operating performance with our past operating performance and of operating performances among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our board of trustees in determining the amount of our distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(2)          During the three and six months ended June 30, 2008, we recognized an impairment of assets charge of $2.9 million related to one property that we intend to sell in 2008.

(3)          Our percentage rents are generally calculated on an annual basis. We recognize percentage rental income received during the first, second and third quarters in the fourth quarter when all contingencies related to percentage rents are satisfied.  Although recognition of revenue is deferred until the fourth quarter, our FFO calculation for the first three quarters includes estimated amounts of deferred percentage rents with respect to those periods.  The fourth quarter calculation of FFO excludes the amounts recognized during the first three quarters.

(4)          FFO for the six months ended June 30, 2007 includes a $1.8 million loss relating to our early retirement of $20.0 million of our    8 5/8% senior notes due 2012.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE” OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT WE HAVE AGREED TO PURCHASE MEDICAL OFFICE, CLINIC AND BIOTECH LABORATORY BUILDINGS.  OUR OBLIGATIONS TO COMPLETE THE CURRENTLY PENDING PURCHASES IS SUBJECT TO VARIOUS CONDITIONS TYPICAL OF LARGE COMMERCIAL REAL ESTATE PURCHASES, INCLUDING, WITH RESPECT TO CERTAIN PROPERTIES, OBTAINING WAIVERS OF RIGHTS OF FIRST REFUSAL FROM TENANTS.  ALSO, WE HAVE FINANCING CONTINGENCIES RELATING TO CERTAIN PROPERTIES.  AS A RESULT OF ANY FAILURE OF THESE CONDITIONS, SOME OF THE PROPERTIES MAY NOT BE PURCHASED, THE PURCHASE PRICES PAYABLE BY US MAY BE CHANGED OR SOME OF THESE PURCHASES MAY BE ACCELERATED OR DELAYED.

•                  THIS PRESS RELEASE STATES THAT WE HAVE AGREED TO PURCHASE EIGHT PROPERTIES FOR $62.7 MILLION AND TO LEASE THEM TO FIVE STAR. OUR DILIGENCE REGARDING THIS TRANSACTION HAS NOT YET BEEN COMPLETED AND WE MAY DECIDE NOT TO PROCEED WITH THIS PURCHASE FOR VARIOUS REASONS. AS A RESULT, THIS PROPOSED PURCHASE AND LEASE MAY NOT OCCUR.

•                  THIS PRESS RELEASE STATES THAT WE INTEND TO SELL ONE PROPERTY IN 2008 THAT WE RECORDED AN IMPAIRMENT CHARGE FOR THIS ANTICIPATED SALE AS OF JUNE 30, 2008.  WE MAY BE UNABLE TO FIND QUALIFIED BUYERS TO PURCHASE THIS PROPERTY ON FAVORABLE, OR ANY, TERMS, AND MAY DECIDE NOT TO PROCEED WITH THIS SALE DUE TO MARKET CONDITIONS OR OTHER REASONS.  AS A RESULT, THIS PROPOSED SALE MAY NOT OCCUR.

OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN OUR FORWARD LOOKING STATEMENTS ARE DESCRIBED MORE FULLY UNDER “ITEM 1A. RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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